                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO.____)(1)


                            Wireless Facilities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    33385515
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 33385515                     13G                   Page 2 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners X, Limited Partnership
     06-1601019
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    6,263,200 Shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    Not applicable
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    6,263,200 Shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,263,200 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.17%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 3 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates X, LLC
     06-1630661
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,263,200 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,263,200 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,263,200 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *     |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.17%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 4 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates Fund, Limited Partnership
     06-122220
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    100,500 Shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    Not applicable
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    100,500 Shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     100,500 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *     |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.22%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 5 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates, LLC
     06-1630662
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    100,500 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    100,500 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     100,500 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *     |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.22%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 6 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *     |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 7 of 19 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    5,582 Shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    5,582 Shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,369,282 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.35%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 8 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 9 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 10 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 33385515                     13G                   Page 11 of 19 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     David B. Walrod
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
                    Not applicable
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
                    6,363,700 Shares of Common Stock
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
                    Not applicable
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
                    6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     6,363,700 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares *      |_|


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     12.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 19 pages



                                  Schedule 13G
                                Amendment No. __*
                          Common Stock Par Value $0.001
                               CUSIP No. 33385515

ITEM 1(a)                  NAME OF ISSUER:
                           Wireless Facilities, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           9805 Scranton Road, Suite 100
                           San Diego, California 92121

ITEM 2(a)                  NAME OF PERSON FILING:

     Oak Investment Partners X, Limited Partnership
     Oak Associates X, LLC
     Oak X Affiliates Fund, Limited Partnership
     Oak X Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     David B. Walrod


ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

     Common stock, Par Value $0.001

ITEM 2(e)                  CUSIP NUMBER: 33385515

                                                             Page 13 of 19 pages


ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 45,198,077 shares outstanding as of August 2, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following paragraph.

     On October 10, 2001, Oak Investment Partners X, Limited Partnership ("Oak Investment X"), and Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X"), entered into a Preferred Stock Purchase Agreement with the Issuer, pursuant to which Oak Investment X purchased 62,632 shares of Series A Preferred Stock, par value $0.001 per share, of the Issuer ("Series A Preferred Stock") for a purchase price of $34,447,600, and Oak Affiliates X purchased 1,005 shares of Series A Preferred Stock for a purchase price of $552,750. Each share of Series A Preferred Stock is initially convertible into 100 shares of common stock, subject to adjustment.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                             Page 14 of 19 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: November 9, 2001

     Entities:

Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                       By:      /s/ Edward F. Glassmeyer
                                                -----------------------------
                                                Edward F. Glassmeyer, as
                                                General Partner or
                                                Managing Member or as
                                                Attorney-in-fact for the
                                                above-listed entities
     Individuals:

Bandel L. Carano
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                       By:      /s/ Edward F. Glassmeyer
                                                -----------------------------
                                                Edward F. Glassmeyer,
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed individuals

                                                             Page 15 of 19 pages


                                INDEX TO EXHIBITS
                                -----------------

                                                                           PAGE
EXHIBIT A                  Agreement of Reporting Persons                   16

EXHIBIT B                  Power of Attorney                                17